Exhibit 99.1

Motorsport Games Reports Third Quarter 2026 Financial Results

MIRAMAR, Florida – November 12, 2026 — Motorsport Games Inc. (NASDAQ: MSGM) (“Motorsport Games” or “the Company”) today reported financial results for its third quarter ended September 30, 2026. The Company has also posted third quarter 2026 earnings slides highlighting key milestones that occurred during and subsequent to the period, which are accessible on the Company’s investor relations website.

Stephen Hood, President and Chief Executive Officer of Motorsport Games commented “It is pleasing to again extend our profitability streak, now to seven consecutive quarters. Our gross margin has continued to expand alongside that growth, so we are generating more revenue and with more of every dollar generated staying inside the business.”

“We’re pleased to share that our Le Mans Ultimate game has now passed two million unit sales. More than 520,000 players own the base game and have bought 1.5 million pieces of downloadable content. During the quarter we brought yet more content to Le Mans Ultimate that reaches beyond the Le Mans and European racing audience with our second installment of the U.S. Track Pass, which is expected to be completed with Pack 3 in December 2026 offering two more popular circuits. Subsequent to the period, we’re also pleased to share that our recent 24 Hours of Le Mans Special Event in October helped set a new all-time peak of 11,941 concurrent players on the game – up more than 3,000 on the previous record. During this event we ran multiple simultaneous 24-hour events for players, entirely run on our RaceControl platform.”

Hood continued, “In December, the updated version of RaceControl’s web portal at racecontrol.gg will run entirely on our own technology, allowing players to engage with our ecosystem on mobile, tablet and desktop wherever they are, and adding new features to delight our players. We believe owning and operating the whole platform will give us complete control and faster development, protecting a head start that we believe is significant. RaceControl is already central to what we offer, and it will continue to form the backbone of our online player experience for years to come.”

“It is clear to see that the business is improving its financial position and our recovery is complete. The focus is now on using that momentum to power the next stage of growth, building a larger, more diversified business.

Peter Hansen-Chambers, Chief Financial Officer, added, “The balance sheet is where our progress is clearest. We ended September with $5.4 million of cash and deferred revenue at its highest level since our IPO, and that is after the cash generated by our operating activities more than covered the $3.7 million repurchase of the Driven Lifestyle shares earlier this year. That gives us the means to act, and we will invest with pace and discipline where we see clear returns.”

Third Quarter 2026 Highlights and Subsequent Business Update

During the third quarter of 2026, Motorsport Games continued to grow revenue and profitability. It expanded Le Mans Ultimate content through the release of new downloadable content (DLC), continued to invest in new product, while strengthening its balance sheet and positioning the Company for longer term growth.

●	Generated revenues of $3.8 million in Q3 2026 compared to $3.1 million in Q3 2025, an increase of $0.7 million, or 21.8%; revenues for the nine months ended September 30, 2026 were $11.3 million, compared to $7.4 million for the same period in 2025, an increase of $3.9 million or 52.3% and slightly exceeding the Company’s full-year 2025 revenues of $11.3 million.

●	RaceControl subscription revenues grew to approximately $2.0 million for the nine months ended September 30, 2026, up from approximately $0.7 million for the same period in 2025, an increase of approximately 186.2%. RaceControl is currently on track to generate approximately $3.4 million in annual recurring revenues (ARR), up from approximately $2.9 million as of June 30, 2026. As of September 30, 2026, RaceControl had more than 45,000 paid subscribers, an increase of more than 157% compared to September 30, 2025, achieved entirely through organic growth.

●	Released Le Mans Ultimate Version 1.4 on July 28, 2026, featuring U.S. Track Pack 1, including Daytona International Speedway and WeatherTech Raceway Laguna Seca race circuits. It achieved the biggest downloadable content launch-day revenue in the history of Le Mans Ultimate.

●	Released Le Mans Ultimate Version 1.4.2 on September 22, 2026, featuring U.S. Track Pack 2, including Michelin Raceway Road Atlanta and the Streets of Long Beach race circuits, along with race car liveries and other game improvements.

●	As of October 31, 2026, Le Mans Ultimate has now sold over 2 million combined units of the base game and individual DLC units since launch.

●	Achieved a new all-time peak record of 11,941 concurrent players for Le Mans Ultimate during a 24 Hours of Le Mans Special Event, run entirely through the Company’s proprietary RaceControl platform during October 23-24, 2026.

●	Reported net income of $0.7 million in Q3 2026, the seventh consecutive quarter of positive net income. Income from operations was $1.2 million, compared to $0.8 million in Q3 2025, an increase of 52.4%.

●	Gross profit margin for the third quarter of 2026 increased to 88.0%, compared to 80.7% for the same period in 2025. Gross profit margin for the nine months ended September 30, 2026 increased to 85.8%, compared to 79.6% for the same period in 2025.

●	Adjusted EBITDA(1) was $1.8 million in Q3 2026, compared to $1.0 million in Q3 2025, an increase of 75.7%. For the nine months ended September 30, 2026, Adjusted EBITDA(1) was $4.0 million, compared to $2.0 million for the same period in 2025, an increase of 99.0%.

●	Non-GAAP Adjusted diluted net income per share(1) was $0.51 during the nine months ended September 30, 2026, compared to $0.45 during the same period in the prior year.

●	Strengthened the balance sheet: cash and cash equivalents of $5.4 million as of September 30, 2026, compared to $4.1 million a year earlier; working capital of $4.2 million, compared to negative $2.2 million as of December 31, 2024; and deferred revenue of $1.6 million, the highest quarter-end balance since the Company’s IPO.

●	Issued 414,747 shares of Class A Common Stock in August 2026 upon the exercise of outstanding warrants, generating proceeds of approximately $0.9 million to support the Company’s operations and further simplifying its capital structure by reducing the number of outstanding warrants.

Select Financial Highlights for the Three Months Ended September 30, 2026

Revenues for the third quarter of 2026 were approximately $3.8 million compared to approximately $3.1 million for the same period in the prior year, an increase of approximately $0.7 million, or 21.8%, and an increase of 6.7% compared to the second quarter of 2026. The increase was driven primarily by higher sales of Le Mans Ultimate downloadable content and growth in RaceControl subscriptions. For the nine months ended September 30, 2026, revenues were approximately $11.3 million compared to approximately $7.4 million for the same period in the prior year, an increase of approximately $3.9 million, or 52.3%.

Gross profit for the third quarter of 2026 was $3.3 million compared to $2.5 million for the same period in the prior year, an increase of $0.8 million, or 32.8%, with gross profit margin of 88.0%, compared to 80.7%. For the nine months ended September 30, 2026, gross profit was $9.7 million compared to $5.9 million for the same period in the prior year, an increase of approximately $3.8 million, or 64.1%, with gross profit margin of 85.8%, compared to 79.6% for the same period in the prior year.

RaceControl, the Company’s free-to-join player platform which offers premium subscription tiers, generated subscription revenues of approximately $2.0 million for the nine months ended September 30, 2026, compared to approximately $0.7 million for the same period in the prior year, an increase of approximately 186.2%, and representing approximately 17.3% of the Company’s total revenues, compared to approximately 9.2% for the same period in 2025. Based on current monthly recurring revenues of approximately $282,000, RaceControl is currently generating $3.4 million in ARR, up from approximately $2.9 million as of June 30, 2026, and compared to RaceControl revenues of approximately $1.2 million for the full year 2025. As of September 30, 2026, RaceControl had more than 45,000 paid subscribers, an increase of more than 157% compared to September 30, 2025, achieved entirely through organic growth.

Income from operations for the third quarter of 2026 was $1.2 million, compared to $0.8 million for the same period in the prior year, an increase of 52.4%. That is the Company’s sixth consecutive quarter of positive operating income. For the nine months ended September 30, 2026, income from operations was $2.9 million, compared to $2.7 million for the same period in the prior year. The prior-year period included $1.6 million of other operating income, primarily from the Wesco and HC2 Holdings 2 Inc. settlement agreements and negotiated vendor discounts, which did not recur in 2026. Development expense for the third quarter of 2026 was $0.1 million, compared to $0.4 million for the same period in the prior year. The decrease reflects the recognition of approximately $0.69 million of UK Video Games Tax Relief, which reduced reported development expense, and the capitalization of a greater share of development costs. The Company capitalized $1.7 million of internally-developed software in the nine months ended September 30, 2026, compared to $0.7 million in the prior-year period, primarily reflecting continued investment in Le Mans Ultimate, RaceControl and console development. The Company expects to continue claiming UK Video Games Tax Relief, although the timing and amount will vary.

Net income for the third quarter of 2026 was approximately $0.7 million, compared to approximately $0.8 million for the same period in the prior year, representing the seventh consecutive quarter of generating net income. Net income attributable to Motorsport Games Inc. was approximately $0.3 million, or $0.07 per share, compared to approximately $0.8 million, or $0.14 per share for the same period in the prior year. Net income for the third quarter of 2026 was lower mainly due to a $0.5 million provision for income taxes relating to Studio397 B.V., the Company’s Dutch subsidiary. Income before provision for income taxes was $1.1 million for the third quarter of 2026, compared to $0.8 million for the same prior year period, an increase of $0.3 million or 47.0%. On an adjusted basis, which management believes better reflects the Company’s underlying operating performance, the Company remained profitable: Non-GAAP Adjusted diluted net income per share(1) was $0.19 in the third quarter of 2026, compared to $0.18 for the same period in the prior year. For the nine months ended September 30, 2026, Non-GAAP Adjusted diluted net income per share was $0.51 compared to $0.45 in the same prior year period.

Adjusted EBITDA(1) for the third quarter of 2026 was $1.8 million compared to Adjusted EBITDA(1) of $1.0 million for the same period in the prior year, an increase of 75.7%, and more than double the $0.8 million reported for the second quarter of 2026. Adjusted EBITDA for the nine months ended September 30, 2026 was $4.0 million compared to $2.0 million in the same prior year period, an increase of 99.0% which was primarily driven by the increase in revenues between the two periods and growth in gross profit margin.

Cash Flow and Liquidity

During the nine months ended September 30, 2026, the Company generated positive cash flow from operations of approximately $4.1 million, compared to $2.8 million for the same period in 2025, an average of approximately $0.5 million per month, primarily due to increased profitability and the capitalization of internally-developed software. As of September 30, 2026, the Company had cash and cash equivalents of approximately $5.4 million, compared to $4.1 million as of September 30, 2025. This increase was achieved after the Company’s repurchase of 904,395 shares of Class A Common Stock for $3.7 million in the second quarter of 2026, and includes approximately $0.9 million of proceeds from the exercise of Series B Warrants in August 2026. Working capital as of September 30, 2026 was $4.2 million, compared to $3.0 million as of September 30, 2025. Compared to December 31, 2024, working capital improved from negative $2.2 million to $4.2 million, accounts payable decreased from $3.0 million to $0.4 million, and total stockholders’ equity increased from $1.2 million to $8.2 million. Deferred revenue reached $1.6 million at September 30, 2026, the highest quarter-end balance since the Company’s IPO and up from $1.1 million a year earlier, primarily reflecting player purchases of Le Mans Ultimate ahead of delivery and annual RaceControl subscriptions. The Company maintains a $3 million revolving line of credit from Citibank, N.A., secured in February 2026 and extended in June 2026 to a maturity date of February 20, 2028, of which $1.2 million was drawn as of September 30, 2026.

(1)Use of Non-GAAP Financial Measures

Adjusted EBITDA and Non-GAAP Adjusted diluted net income per share (the “Non-GAAP Measures”) are not financial measures defined by U.S. generally accepted accounting principles (“U.S. GAAP”). Reconciliations of these Non-GAAP Measures to net income and diluted net income per share, their most directly comparable financial measures, calculated and presented in accordance with U.S. GAAP, are presented in the Appendix to this press release.

Adjusted EBITDA, a measure used by management to assess the Company’s operating performance, is defined as EBITDA, which is net income plus interest expense, provision for income taxes, depreciation and amortization, less income tax benefit (if any), adjusted to exclude: (i) gain from settlement of license liabilities and other agreements; (ii) gain from sale of gaming licenses; (iii) impairment of intangible assets; (iv) loss contingency expenses; (v) loss (gain) on foreign exchange rates; (vi) expenses related to the implementation of a Share Rights Plan; and (vii) stock-based compensation expenses.

Non-GAAP Adjusted diluted net income per share, another measure used by management to assess the Company’s operating performance, is defined as diluted net income per share plus depreciation and amortization, adjusted to exclude: (i) gain from settlement of license liabilities and other agreements; (ii) gain from sale of gaming licenses; (iii) impairment of intangible assets; (iv) loss contingency expenses; (v) loss (gain) on foreign exchange rates; (vi) expenses related to the implementation of a Share Rights Plan; and (vii) stock-based compensation expenses.

The Company uses the Non-GAAP Measures to manage its business and evaluate its financial performance, as Adjusted EBITDA and Non-GAAP Adjusted diluted net income per share eliminate items that affect comparability between periods that the Company believes are not representative of its core ongoing operating business. Additionally, management believes that using the Non-GAAP Measures is useful to its investors because it enhances investors’ understanding and assessment of the Company’s normalized operating performance and facilitates comparisons to prior periods and its competitors’ results (who may define Adjusted EBITDA and Non-GAAP Adjusted diluted net income per share differently).

The Non-GAAP Measures are not recognized terms under U.S. GAAP and do not purport to be an alternative to revenue, income/loss from operations, net income, or cash flows from operations or as a measure of liquidity or any other performance measure derived in accordance with U.S. GAAP. Additionally, the Non-GAAP Measures are not intended to be measures of free cash flows available for management’s discretionary use, as they do not consider certain cash requirements, such as interest payments, tax payments, working capital requirements and debt service requirements. The Non-GAAP Measure have limitations as an analytical tool, and investors should not consider them in isolation or as a substitute for our results as reported under U.S. GAAP. Management compensates for the limitations of using the Non-GAAP Measures by using them to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business than would be presented by using only measures in accordance with U.S. GAAP. Because not all companies use identical calculations, the Non-GAAP Measures may not be comparable to other similarly titled measures of other companies.

Conference Call and Webcast Details

The Company will host a conference call and webcast at 5:00 p.m. ET today, November 12, 2026, to discuss its financial results. The live conference call can be accessed by dialing 1-800-420-1459 or 1-203-518-9861 and using Conference ID “MOTOR”. Alternatively, participants may access the live webcast on the Motorsport Games Investor Relations website at https://ir.motorsportgames.com under “Events.”

About Motorsport Games:

Motorsport Games is a racing game developer, publisher and esports ecosystem provider of official motorsport racing series. Combining innovative and engaging video games with exciting esports competitions and content for racing fans and gamers, Motorsport Games strives to make racing games that are authentically close to reality. The Company is the officially licensed video game developer and publisher for iconic motorsport racing series including the 24 Hours of Le Mans and the FIA World Endurance Championship, recently releasing Le Mans Ultimate Version 1.4.2 featuring new circuits, updated content and additional improvements. Motorsport Games also owns the industry leading rFactor 2 and KartKraft simulation platforms. rFactor 2 also powers F1® Arcade through a partnership with Kindred Concepts. Motorsport Games is also an award-winning esports partner of choice for the 24 Hours of Le Mans, creating the renowned Le Mans Virtual Series. Motorsport Games is building a virtual racing ecosystem where each product drives excitement, every esports event is an adventure, and every race inspires.

For more information about Motorsport Games visit: www.motorsportgames.com.

Forward-Looking Statements

Certain statements in this press release, the related conference call and webcast which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements or information in this press release, the related conference call and webcast that are not statements or information of historical fact may be deemed forward-looking statements. Words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the release of Pack 3 to the Le Mans Ultimate U.S. Track Pack in December 2026; racecontrol.gg running entirely on the Company’s own technology starting in December, and players engaging with the Company’s ecosystem on mobile, tablet and desktop; the Company protecting a head start by pursuing complete control over and faster development of its platform; RaceControl continuing to form the backbone of the Company’s online player experience; the Company’s business successfully self-maintaining its finances; the Company’s next stage of growth and building a larger, more diversified business; the Company using its balance sheet to invest and see returns; the Company continuing to claim UK Video Games Tax Relief; making racing games that are authentically close to reality; and building a virtual racing ecosystem where each product drives excitement, every esports event is an adventure, and every race inspires.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside of the Company’s control and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: (i) difficulties, delays or less than expected results in achieving the Company’s growth plans and continuing the transformation of the business, objectives and expectations, including delays in the release of new game versions and features, the Company’s inability to deliver new products and/or new content or features for existing products, and/or the Company’s inability, in whole or in part, to continue to execute its business strategies and plans, such as due to less than anticipated customer acceptance of its new game titles and/or less than anticipated benefits from its future technologies, the Company experiencing difficulties or the inability to launch its games as planned, less than anticipated performance of the games impacting customer acceptance and sales and/or greater than anticipated costs and expenses to develop and launch its games, including, without limitation, higher than expected labor costs, the Company’s inability to establish partnerships with additional service providers to come onboard to the Company’s ecosystem and, (ii) difficulties, delays in or unanticipated events that may impact the timing and scope of new or planned products, features, events or other offerings; (iii) less than expected benefits from implementing the Company’s management strategies and/or adverse economic, market and geopolitical conditions that negatively impact industry trends, such as significant changes in the labor markets, an extended or higher than expected inflationary environment, a higher interest rate environment, tax increases impacting consumer discretionary spending and/or quantitative easing that results in higher interest rates that negatively impact consumers’ discretionary spending; and (iv) greater than anticipated negative operating cash flows such as due to higher than expected development costs, higher interest rates and/or higher inflation.

Factors other than those referred to above could also cause the Company’s results to differ materially from expected results. Additional examples of such risks and uncertainties include, but are not limited to: (i) the Company’s ability (or inability) to maintain existing, and to secure additional, licenses and other agreements with various racing series; (ii) the Company’s ability to successfully manage and integrate any joint ventures, acquisitions of businesses, solutions or technologies; (iii) unanticipated operating costs, transaction costs and actual or contingent liabilities; (iv) the ability to attract and retain qualified employees and key personnel; (v) adverse effects of increased competition; (vi) changes in consumer behavior, including as a result of general economic factors, such as increased inflation, higher energy prices and higher interest rates; (vii) the Company’s inability to protect its intellectual property; and/or (viii) local, industry and general business and economic conditions.

Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K filed with the SEC. The Company anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. The Company assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing the Company’s plans and expectations as of any subsequent date.

Website and Social Media Disclosure

Investors and others should note that we announce material financial information to our investors using our investor relations website (ir.motorsportgames.com), SEC filings, press releases, public conference calls and webcasts. We use these channels, as well as social media and blogs, to communicate with our investors and the public about our company and our products. It is possible that the information we post on our websites, social media and blogs could be deemed to be material information. Therefore, we encourage investors, the media and others interested in our company to review the information we post on the websites, social media channels and blogs, including the following (which list we will update from time to time on our investor relations website):

Websites	Social Media
motorsportgames.com	Twitter: @msportgames
Instagram: msportgames
Facebook: Motorsport Games
LinkedIn: Motorsport Games

The contents of these websites and social media channels are not part of, nor will they be incorporated by reference into, this press release.

Contacts:

Investors:

Investors@motorsportgames.com

Media:

PR@motorsportgames.com

Appendix:

The tables below provide reconciliations between net income and adjusted EBITDA, and diluted net income per share and Non-GAAP Adjusted diluted net income per share:

	Three Months Ended September 30, 2026	Three Months Ended September 30, 2025
Net income	$678,127	$768,537
Interest expense, net	23,922	1,434
Provision for taxes	451,870	-
Depreciation and amortization (1)	192,629	289,396
EBITDA	1,346,548	1,059,367
Loss (gain) on foreign exchange rates	190,998	(31,655)
Expenses related to the implementation of a Share Rights Plan	158,653	-
Stock-based compensation	109,877	-
Adjusted EBITDA	$1,806,076	$1,027,712

(1)	Includes $185,109 and $279,945 of amortization expenses included in cost of revenues for the three months ended September 30, 2026 and 2025, respectively.

Reconciliation between GAAP and Non-GAAP Adjusted diluted net income per share:

	Three Months Ended September 30, 2026	Three Months Ended September 30, 2025
Diluted net income per share	$0.06	$0.14
Depreciation and amortization	0.04	0.05
Loss (gain) on foreign exchange rates	0.04	(0.01)
Expenses related to the implementation of a Share Rights Plan	0.03	-
Stock-based compensation	0.02	-
Non-GAAP Adjusted diluted net income per share	$0.19	$0.18

	Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025
Net income	$1,872,899	$6,029,322
Interest expense, net	43,018	19,184
Provision for taxes	451,870	-
Depreciation and amortization (1)	605,727	795,387
EBITDA	2,973,514	6,843,893
Gain from settlement of purchase commitment liabilities	-	(175,460)
Gain from HC2 Holdings 2 Inc. Settlement Agreement	-	(500,000)
Gain from Wesco Settlement Agreement	-	(800,000)
Impairment of intangible assets	27,928	-
Loss (gain) on foreign exchange rates	364,664	(3,334,533)
Expenses related to the implementation of a Share Rights Plan	158,653	-
Stock-based compensation	522,552	-
Adjusted EBITDA	$4,047,311	$2,033,900

(1)	Includes $584,380 and $756,114 of amortization expenses included in cost of revenues for the nine months ended September 30, 2026 and 2025, respectively.

Reconciliation between GAAP and Non-GAAP Adjusted diluted net income per share:

	Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025
Diluted net income per share	$0.19	$1.32
Depreciation and amortization	0.11	0.17
Gain from settlement of purchase commitment liabilities	-	(0.04)
Gain from HC2 Holdings 2 Inc. Settlement Agreement	-	(0.11)
Gain from Wesco Settlement Agreement	-	(0.17)
Impairment of intangible assets	0.01	-
Loss (gain) on foreign exchange rates	0.07	(0.72)
Expenses related to the implementation of a Share Rights Plan	0.03	-
Stock-based compensation	0.10	-
Non-GAAP Adjusted diluted net income per share	$0.51	$0.45

The following tables provide a comparative summary of the Company’s financial results for the periods presented:

MOTORSPORT GAMES INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues [1]	$3,775,429	$3,100,018	$11,346,680	$7,450,311
Cost of revenues	451,429	597,817	1,612,994	1,518,090
Gross profit	3,324,000	2,502,201	9,733,686	5,932,221

Operating expenses:
Sales and marketing	237,005	136,024	638,674	360,032
Development	112,589	418,912	1,364,154	1,291,208
General and administrative [2]	1,749,092	1,142,867	4,769,104	3,176,389
Impairment of intangible assets	-	-	27,928	-
Depreciation and amortization	7,520	9,450	21,347	39,273
Total operating expenses	2,106,206	1,707,253	6,821,207	4,866,902
Other operating income	-	4,000	-	1,608,497
Income from operations	1,217,794	798,948	2,912,479	2,673,816
Interest expense, net	(23,922)	(1,434)	(43,018)	(19,184)
Other (expense) income, net	(63,875)	(28,977)	(544,692)	3,374,690
Income before provision for income taxes	1,129,997	768,537	2,324,769	6,029,322
Provision for income taxes	451,870	-	451,870	-
Net income	678,127	768,537	1,872,899	6,029,322
Less: Net income (loss) attributable to non-controlling interest	349,739	(20,759)	827,221	(59,432)
Net income attributable to Motorsport Games Inc.	$328,388	$789,296	$1,045,678	$6,088,754

Net income attributable to Class A common stock per share:
Basic	$0.07	$0.14	$0.21	$1.32
Diluted	$0.06	$0.14	$0.19	$1.32

Weighted-average shares of Class A common stock outstanding:
Basic [3]	4,841,894	5,456,286	5,017,342	4,615,460
Diluted	5,365,317	5,456,286	5,367,166	4,615,460

[1]	Includes related party revenues of $0 and $18,500 for the three months ended September 30, 2026 and 2025, respectively. Includes related party revenues of $11,000 and $43,500 for the nine months ended September 30, 2026 and 2025, respectively.

[2]	Includes related party expenses of $0 and $10,500 for the three months ended September 30, 2026 and 2025, respectively, and $0 and $85,500 for the nine months ended September 30, 2026 and 2025, respectively.

[3]	Includes weighted average pre-funded warrant shares.